Datto Acquires Cybersecurity Company Infocyte

Innovative Threat Detection and Response Technology Builds Upon Datto’s
Endpoint Security Offering for MSPs

NORWALK, Conn., January 20, 2022 -- Datto Holding Corp. (Datto) (NYSE:MSP), the leading global provider of cloud-based software and security solutions purpose-built for Managed Service Providers (MSPs), today announced that it has acquired threat detection and response company Infocyte, extending Datto’s security capabilities that protect, detect, and respond to cyberthreats found within endpoints and cloud environments.

Based in Austin, Texas, Infocyte is an innovator in Endpoint Detection and Response (EDR) technologies and Managed Detection and Response (MDR) services. Founded by threat intelligence experts from renowned cybersecurity institutions within the U.S. military, Infocyte’s patented technologies continuously collect and correlate data from endpoints to identify potential threats. Utilizing this platform is a team of specialized security analysts in a Security Operations Center (SOC) who can respond in real-time to escalated cyberthreats.

“Datto has always focused on enabling its MSP partners to secure the digital assets – both applications and data – of their Small and Medium Business (SMB) clients. The addition of the Infocyte team and technologies augments our capabilities within the critical Protect, Detect, and Respond stages outlined in the NIST organizational security framework,” said Tim Weller, CEO of Datto. “Infocyte’s offerings are complementary to Datto RMM Ransomware Detection and SaaS Defense application security products in those same NIST stages.”

Weller continued, “In 2022, we will continue to leverage the power of our Datto RMM platform by fully integrating Infocyte’s patented technology, further securing endpoints and fortifying this key first line of defense for MSPs. Today, we welcome the Infocyte team, who will join us in developing our rapidly expanding set of MSP-delivered security offerings. MSPs are squarely in the security business, so Datto continues to make security a top investment focus.”

“We look forward to joining Datto and to further securing the SMBs and other clients served by its vast network of MSPs around the world,” said Curtis Hutcheson, CEO of Infocyte. “Securing endpoints from advanced threats continues to be a top challenge for SMBs. With Datto’s partner community and growing security portfolio, we will be able to dramatically expand our reach to millions of endpoints under management, enabling Datto’s partners to provide their SMB customers with leading detection and response technologies.“

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding Datto’s acquisition of Infocyte and expected benefits of the acquisition to Datto, its stockholders, and its partners. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including the successful integration of Infocyte’s technology into Datto’s solutions.

You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Infocyte

Founded by the leaders of the United States Air Force Cyber Emergency Response Team (AFCERT), Infocyte is a globally trusted leader in proactive threat detection and incident response. The world’s leading security and incident response companies use Infocyte’s platform to proactively detect and respond to vulnerabilities and threats within their customers’ endpoints, data centers, and cloud environments. Infocyte’s team and partner ecosystem help organizations maintain compliance, stop ransomware and account takeover, reduce risk, optimize security operations, and scale security teams. Infocyte is the faster, simpler, smarter way to detect and orchestrate response to sophisticated threats. Prior to its acquisition by Datto, Infocyte was formed and operated with the support of LiveOak Venture Partners, Toba Capital and other private investors.

About Datto

As the world’s leading provider of cloud-based software and security solutions purpose-built for delivery by Managed Service Providers (MSPs), Datto believes there is no limit to what small and medium businesses (SMBs) can achieve with the right technology. Datto’s proven Unified Continuity, Networking, Endpoint Management, and Business Management solutions drive cyber resilience, efficiency, and growth for MSPs. Delivered via an integrated platform, Datto’s solutions help its global ecosystem of MSP partners serve over one million businesses around the world. From proactive dynamic detection and prevention to fast, flexible recovery from cyber incidents, Datto’s solutions defend against costly downtime and data loss in servers, virtual machines, cloud applications, or anywhere data resides. Since its founding in 2007, Datto has won numerous awards for its product excellence, superior technical support, rapid growth, and for fostering an outstanding workplace. With headquarters in Norwalk, Connecticut, Datto has global offices in Australia, Canada, China, Denmark, Germany, Israel, the Netherlands, Singapore, and the United Kingdom. Learn more at www.datto.com.

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Investor Contact:
Ryan Burkart
ir@datto.com

Media Contact:
Shoba V. Lemoine
communications@datto.com

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